Filed with the Securities and Exchange Commission on September 26, 2005

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISONICS CORPORATION

(Exact name of Registrant as specified in charter)

California	77-0338561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5906 McIntyre Street
Golden, Colorado 80403

(Address of Principal Executive Offices, including zip code)

1996 Executives’ Equity Incentive Plan
1996 Equity Incentive Plan
1998 Directors’ Plan
2005 Stock Option Plan

(Full title of the plans)

James E. Alexander, President
5906 McIntyre Street
Golden, Colorado 80403
(303) 279-7900

(Name, address, including zip code and telephone number, including area code, of agent for service)

It is requested that copies of all correspondence be sent to:

Herrick K. Lidstone, Jr., Esq.
Burns, Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1030
Englewood, CO 80111
Telephone Number (303) 796-2626
Facsimile Number (303) 796-2777

CALCULATION OF REGISTRATION FEE

Title of Shares to be registered	Amount to be registered (1)	Proposed maximum aggregate price per unit(2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (2)(3)

Common shares issuable pursuant to options under the 1996 Executives’ Equity Incentive Plan	603,395	$2.39	$1,442,114	$170

Common shares issuable pursuant to options under the 1996 Equity Incentive Plan	254,121	$2.39	$607,349	$71

Common shares issuable pursuant to options under the 1998 Directors’ Plan	170,000	$2.39	$406,300	$48

Common shares issuable pursuant to the 2005 Stock Option Plan	275,000	$2.39	$657,250	$77

Common shares reserved for issuance under the 2005 Stock Option Plan	3,225,000	$2.39	$7,707,750	$907

Total	4,527,516		$10,820,763	$1,273

(1)           Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of our common stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of our outstanding shares of common stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The offering price per share and aggregate offering price are based upon the average of the high and low prices of our common stock as quoted on the Nasdaq SmallCap Stock Market for September 19, 2005.

(3)           Calculated in accordance with fee rate advisory no. 6 for fiscal year 2005 at the rate of $117.70 per $1,000,000 being registered.

In accordance with Rule 429, the prospectus to be issued pursuant to this registration statement includes the following:

(a) Shares of our common stock that were registered in our Registration Statement on Form S-8 (SEC File No. 333-74339) and declared effective by the Securities and Exchange Commission on March 12, 1999.  Those shares included 884,810 shares issuable pursuant to the 1996 Stock Option Plan, 570,000 shares issuable pursuant to the 1996 Executives’ Equity Incentive Plan, 150,000 shares issuable pursuant to the 1996 Equity Incentive Plan, and 200,000 shares issuable pursuant to the 1998 Employee Stock Purchase Plan.  We paid a total filing fee of $1,093.35 in connection with SEC File No. 333-74339; and

(b) Shares of our common stock that were registered in our Registration Statement on Form S-8 (SEC File No. 333-52514) and declared effective by the Securities and Exchange Commission on December 22, 2000.  Those shares included 430,000 shares issuable pursuant to the 1996 Executives’ Equity Incentive Plan and 350,000 shares issuable pursuant to the 1996 Equity Incentive Plan.  We paid a total filing fee of $340 in connection with SEC File No. 333-52514.

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 (“Plan Information”) and Item 2 (“Registrant Information and Employee Plan Annual Information”) of Part I to Form S-8 will be included in the Section 10(a) prospectus to be used pursuant to the requirements of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents and information that we have heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a) Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005.

(b) Our Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 2005.

(c) Our reports on Form 8-K, reporting events of:

May 16, 2005,

May 27, 2005,

June 2, 2005,

June 10, 2005,

July 7, 2005,

July 20, 2005,

July 27, 2005, and

August 1, 2005

(d) The description of our common stock contained in our Registration Statement on Form 8-A filed on August 20, 1997, registering our common stock and other securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended by Forms 8-A filed on March 10, 2000, May 30, 2000, May 11, 2001, May 14, 2001, August 1, 2001, and June 15, 2005.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our Articles of Incorporation include a provision that eliminates to the fullest extent permitted by California law the personal liability of our directors to us and our shareholders for monetary damages for breach of the directors’ fiduciary duties. This limitation has no effect on a director’s liability

(i)            for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

(ii)           for acts or omissions that a director believes to be contrary to the best interests of us or our shareholders or that involved the absence of good faith on the part of the director,

(iii)          for any transaction from which the director derived an improper personal benefit,

(iv)          for acts or omissions that show a reckless disregard for the director’s duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to us or our shareholders,

(v)           for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders,

(vi)          under Section 310 of the California Corporations Code (the “California Code”) concerning contracts or transactions between us and a director or

(vii)         under Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees.

The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders.

The Articles of Incorporation further authorize us to indemnify our agents (as defined in Section 317(a) of the California Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, our Bylaws provide for indemnification of directors and officers. The Bylaws also permit us to enter into indemnity agreements with individual directors, officers, employees, and other agents. We intend to enter into such agreements with our directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Articles of Incorporation, may require us, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

We intend to enter into indemnity agreements with each of the our directors, officers and other agents (each an “indemnitee”).  The indemnity agreement will provide for indemnification of an indemnitee to the fullest extent of the law for events or occurrences related to the fact the indemnitee is or was a director, officer or agent of ours or a predecessor of ours, or at the request of the us or our predecessor was serving another entity as a director, officer, agent, employee, trustee or fiduciary.  Indemnification will be mandatory in the event the indemnitee is successful on the merits in defense of a proceeding related in whole or in part to an indemnifiable event or in defense of any issue or matter therein.

In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan (the “Plan”) provides indemnification to members of the Board of Directors, our officers, or our employees to whom authority to act for the Board of Directors in connection with that Plan is delegated shall be indemnified against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan, and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

We currently have directors’ and officers’ liability insurance.

At present, there is no pending litigation or proceeding involving a director, officer or employee of ours pursuant to which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. Section 317 of the California Code and our Bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibits Pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title

5.01+	Opinion of Lord, Bissell and Brook LLP
10.01*	1996 Stock Option Plan(2)
10.02*	1996 Executives’ Equity Incentive Plan(2)
10.03*	1996 Equity Incentive Plan(2)
10.04+	1998 Directors’ Plan
10.05*	2005 Stock Option Plan(3)
23.10+	Consent of independent registered public accountants Hein & Associates LLP
23.11+	Consent of Lord, Bissell and Brook LLP (included in opinion filed as Exhibit 5.01 hereto)
24.10	Power of Attorney (1)

(1)   Located within this Registration Statement on Page 8, “Signatures.”

(2)   Incorporated herein by reference to exhibit filed with our Registration Statement on Form SB-2 (Commission file No. 333-13289).

(3)   Incorporated herein by reference to the exhibit filed with our definitive proxy statement on Schedule 14A for the meeting held on April 19, 2005, filed with the Commission on March 8, 2005.

*      Previously filed.

+      Filed herewith.

Item 9.  Undertakings.

A.        We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the   Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%  change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Securities Act and will be  governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, County of Jefferson, State of Colorado, on the 26th day of September 2005.

ISONICS CORPORATION

By	/s/ James E. Alexander
James E. Alexander
President, Chief Executive Officer
and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Alexander and Boris Rubizhevsky, or either of them, as true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ James E. Alexander	President, Chief Executive Officer and	September 26, 2005
James E. Alexander	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ John Sakys	Chief Financial Officer	September 26, 2005
John Sakys	(Principal Financial and Accounting
Officer)

/s/ Boris Rubizhevsky	Director	September 26, 2005
Boris Rubizhevsky

/s/ Lindsay A. Gardner	Director	September 26, 2005
Lindsay A. Gardner

/s/ Richard L. Parker	Director	September 26, 2005
Richard L. Parker

/s/ Russell W. Weiss	Director	September 26, 2005
Russell Weiss

/s/ Richard H. Hagman	Director	September 26, 2005
Richard H. Hagman

/s/ C. Stewart Verdery, Jr.	Director	September 26, 2005
C. Stewart Verdery, Jr.